Exhibit 99.1

For more information:

VIVUS, Inc.

Christina Weisgerber

650-934-5240

FOR IMMEDIATE RELEASE

VIVUS Announces Proposed Public Offering of Common Stock

Mountain View, Calif. (February 22, 2005) – VIVUS, Inc. (Nasdaq:VVUS) today announced that it has filed a prospectus supplement with the Securities and Exchange Commission relating to an underwritten public offering of 7,500,000 shares of common stock under an existing shelf registration statement and supplement thereto.

SG Cowen & Co., LLC is acting as sole book-running manager for the proposed offering.  Wachovia Capital Markets, LLC is acting as co-lead manager for the proposed offering.

About VIVUS

VIVUS Inc. is a pioneer in the research and development of proprietary products to restore sexual function for men and women. VIVUS' current product pipeline includes four investigational products in late stage clinical development. For women, VIVUS has initiated its Phase 3 programs with ALISTA™ for female sexual arousal disorder, and Evamist™ for the alleviation of menopausal symptoms. Testosterone MDTS® for the treatment of HSDD has completed Phase 2 development. MDTS is a patented metered-dose transdermal spray drug delivery technology that is being developed to deliver drugs when applied to the skin. For men, VIVUS is developing avanafil for erectile dysfunction, which is currently in a Phase 2 program. VIVUS currently markets MUSE® (alprostadil) in the United States and internationally through distributors for the treatment of erectile dysfunction. For more information on clinical trials and products, please visit the Company's web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as "anticipate," "believe,” "forecast," "estimated" and "intend," among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2003 and periodic reports filed with the Securities and Exchange Commission.